Via Facsimile
Mail Stop 6010


March 29, 2006


Mr. William B. Yarmuth
Chairman, President and CEO
Almost Family, Inc.
9510 Ormsby Station Road, Suite 300
 Louisville, KY 40223

      Re:	Almost Family, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
	            Filed March 31, 2005
		File No.  1-09848

Dear Mr. Yarmuth:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Joseph Roesler
							Accounting Branch Chief



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William Yarmuth
Almost Family Inc.

November 23, 2005
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